As filed with the Securities and Exchange Commission on September 13, 2001.
                                                           Registration No. 333-

--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              RAIT INVESTMENT TRUST
             (Exact name of registrant as specified in its charter)

                                    Maryland
         (State or other jurisdiction of incorporation or organization)

                                   23-2919819
                      (I.R.S. Employer Identification No.)

       1818 Market Street, Philadelphia, Pennsylvania 19103 (215-861-7900)
                        (Address, including zip code, and
             telephone number, including area code, of registrant's
                          principal executive offices)

      Ellen DiStefano, 1818 Market Street, Philadelphia, Pennsylvania 19103
                                 (215-861-7900)
            (Name, address, including zip code, and telephone number,
               including area code, of Administrator for service)

                                   Copies to:

                            Paula Baiman Brown, Esq.
                            Ledgewood Law Firm, P.C.
                               1521 Locust Street
                             Philadelphia, PA 19102
                                 (215) 735-0663

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
                                                 Proposed          Proposed
                                                 maximum           maximum
Title of each                Amount              offering          aggregate        Amount
class of securities          to be               price per         offering         of registration
to be registered             registered(2)       share             price            fee
-----------------------------------------------------------------------------------------------------------
Common Shares
of Beneficial Interest
$.01 par value               585,000(2)          $16.895           $9,883,575(1)    $2,470.89(2)(3)
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low stock prices reported on the American Stock Exchange on September 10, 2001.

(2) Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus contained herein also relates to 500,000 common shares of beneficial interest of the registrant previously registered for issuance and sale pursuant to the Registration Statement on Form S-3 (Registration No. 333-78519) of which 415,000 shares remain unissued and are being carried forward and the related registration fee of $1,590.16 previously paid in connection therewith.

(3) Pursuant to Rule 457(p) of the Securities Act of 1933, as amended, filing fees of $2,470.89 paid in connection with registrant's Registration Statement on Form S-11 (Registration No. 333-35077, filed September 8, 1997), filed under its prior name (Resource Asset Investment Trust), with respect to 12,075,000 common shares of beneficial interest, of which 9,241,666 shares were not issued, are now being carried forward to this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.




             SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2001 [LOGO]

PROSPECTUS

                              RAIT INVESTMENT TRUST

                  Dividend Reinvestment and Share Purchase Plan
                 1,000,000 Common Shares of Beneficial Interest,
                            $0.01 par value per share

         We have established a Dividend Reinvestment and Share Purchase Plan to promote long-term ownership in our company by providing both existing shareholders and interested new investors with the opportunity to purchase common shares of beneficial interest through reinvestment of dividends or voluntary cash investments. The principal advantage of participation in the Plan is that you can acquire common shares without paying any service fees, brokerage commissions or other charges.

         American Stock Transfer & Trust Company, who we refer to as the Administrator in this prospectus, is the administrator of the Plan and acts as agent for existing shareholders and interested new investors who are not currently shareholders. As Administrator, it will use the dividends on the common shares and voluntary cash investments to acquire additional common shares for the accounts of existing shareholders and interested new investors. Existing shareholders may have cash dividends on all or a portion of their common shares automatically reinvested and they may make voluntary cash investments of not less than $100 and not more than $10,000 per month, subject to our discretion to accept larger cash investments. Interested new investors may make cash purchases which are subject to a minimum monthly purchase limit of $250 and a maximum monthly purchase limit of $10,000. All shares purchased by interested new investors and existing shareholders and held under the plan will automatically be fully reinvested.

          To obtain common shares, the Plan will purchase common shares in the open market or from us. If the Plan purchases open market shares, the price of the shares will be the weighted average price of all shares purchased with respect to the relevant dividend reinvestment date. The price of shares purchased from us will be the average of the daily high and low sales prices for the shares on the American Stock Exchange for the three business days preceding the date the shares are purchased. We reserve the right to modify the pricing or any other provision of the Plan at any time.

         You may join the Plan by delivering a signed enrollment form to the Administrator. An enrollment form has been sent to you with this prospectus. Additional enrollment forms can be obtained by calling or writing the Administrator or us. Participation in the Plan is strictly voluntary. At any time, you may terminate your account and withdraw your common shares from the Plan, subject to the terms outlined in this prospectus. Shareholders who do not wish to participate in the Plan will continue to receive dividends by check as they are declared and paid on the common shares.

         This prospectus relates to 1,000,000 common shares offered for purchase under the Plan. Please read the prospectus carefully and the description of the Plan before you decide to join the Plan. You should keep this prospectus for future reference.

         The common shares are listed on the American Stock Exchange under the symbol "RAS."

You should read the section entitled "Risk Factors" beginning on page 8 for a discussion of certain factors you should consider before buying our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



               The date of this prospectus is September 13, 2001.

                                   OUR COMPANY

General

         We are a real estate investment trust, or REIT, formed under Maryland law. We conduct our operations through RAIT Partnership, L.P., a limited partnership that owns substantially all of our assets. Our wholly-owned subsidiaries, RAIT General, Inc. and RAIT Limited, Inc., are the sole general partner and sole limited partner, respectively, of RAIT Partnership. We sometimes refer to RAIT Investment Trust and RAIT Partnership, L.P., along with RAIT General and RAIT Limited, using the words "we," "our" and "us."

         We have three principal business activities:

          o    we make real estate loans directly to borrowers,

          o    we acquire real estate loans from others, and

          o    we acquire real properties or interests in real properties.

         We seek to generate income for distribution to our shareholders from a combination of interest, rents, distributions in respect of rents where we own an equity interest in a real property, and proceeds from the sale of our investments.

         Our address is 1818 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 861-7900.


Direct Lending

         We make real estate loans directly to borrowers whose financing needs do not conform to the criteria of institutional lenders that securitize loans. We attempt to adapt the terms of our direct loans to meet the particular needs of a borrower. We emphasize junior lien or other forms of subordinated, or "mezzanine," financing, including wraparound financing, with principal amounts generally between $2.0 million and $30.0 million. We also provide short-term bridge financing in excess of our targeted size range where the borrower has a committed source of take-out financing, or we believe that it can arrange take-out financing, to reduce our investment to an amount within our targeted size range.

         We seek to include "appreciation interest" provisions in our loans. These provisions require a borrower to pay us a percentage of any increase in the value of a property underlying one of our loans over the value of the property at the time the loan is made or over a value agreed upon by us and the borrower. Alternatively, these provisions may require payment of a percentage of the increase in a property's revenues over a stated revenue level, usually the level at the time the loan is made. The measurement period for an appreciation interest typically ends at loan repayment. We generally seek an appreciation interest of at least 25%, and may seek to obtain both types of appreciation interests in appropriate circumstances.

Loan Acquisition

         We also acquire existing real property loans held by banks, other institutional lenders or third-party investors. We focus on loans that, because of one or more past defaults under the original loan terms due to lack of a strong operating history for the underlying property, the borrower's historical credit problems, the underlying property's cash flow problems or other factors, we can acquire at a discount to their outstanding balances and the appraised value of their underlying properties. We will not acquire any loan, however, unless the prior loan holder, property owner or some other person has taken material steps to resolve the problems relating to the loan and its underlying property and where completion of the resolution process will not involve our active intervention. We seek to acquire loans for which completion of the resolution process will enhance our total return through increased yields or realization of some portion or all of the discount at which they were acquired.

Loan Portfolio

         The following table sets forth information regarding our loans as of June 30, 2001:


                                                Investments in                    Average
                                                 real estate         Number       loan-to-      Range of            Range of
               Type of loan                         loans           of loans      value(1)    loan yields(2)        maturities
               ------------                     -------------       --------    ---------     -------------         ----------

Long-term first mortgages and
   senior loan
   participations(3)(4).....................     $ 10,600,318          6            43%          11-15%          3/28/02-7/14/09
Mezzanine (including
   wraparound) loans (5)....................      114,780,646         19            83%          10-30%(7)        3/22/02-5/1/21

Short-term bridge loans (6).................       46,346,449          8            68%          12-52%(7)       7/13/01-6/22/03

-----------------
(1) Calculated as outstanding loan balance divided by the appraised value of the underlying collateral based on appraisals we obtained when the loan was originated or purchased.

(2) All of our loans are at fixed rates.

(3) Includes $1.8 million of senior financing. Five of these loans, in the aggregate amount of $8.6 million at June 30, 2001, are cash flow loans or participations in cash flow loans. A cash flow loan, although at a stated rate of interest, requires a borrower through forbearance or other agreement, to pay interest to the extent of all cash flow from the property underlying the loan after property operating expenses. Our cash flow loans are loans in default under the original loan terms that we acquired at a discount and are subject to forbearance agreements.

(4) Five of these loans, in the aggregate amount of $5.4 million at June 30, 2001, including four cash flow loans, in the aggregate amount of $3.4 million at June 30, 2001, have appreciation interests.

(5) Includes $44.1 million of senior financing. Thirteen of these loans, in the aggregate amount of $43.9 million at June 30, 2001, are with recourse only to the properties securing the loans. Three loans, in the aggregate amount of $8.7 million at June 30, 2001, are cash flow loans. Thirteen loans, in the aggregate amount of $98.6 million at June 30, 2001, including three cash flow loans, in the aggregate amount of $8.7 million at June 30, 2001, have appreciation interests.

(6) Includes $12.0 million of senior financing. Two of these loans, in the aggregate amount of $17.5 million at June 30, 2001, have appreciation interests. Two of these loans, in the aggregate amount of $19.7 million at June 30, 2001, are secured by guarantees from the principals of the borrower.

(7) Includes loan fees charged.

Acquisition of Property Interests

         We also acquire real property either directly, or indirectly through ownership of an interest in an entity that itself owns real property. We believe that acquiring property interests is advantageous for three reasons. First, it gives us flexibility in addressing the financial needs and tax situations of borrowers in situations where debt financing may not be appropriate. Second, it provides us with the opportunity to participate in capital appreciation in addition to current income. Third, it assists us in our tax planning, as we discuss in the prospectus section "Federal Income Tax Consequences of Our Status as a REIT."

         We currently own property interests as follows:

          o 500-unit apartment building in Philadelphia, Pennsylvania with an acquisition cost of $19.5 million. After acquisition, we obtained non-recourse financing of $15.0 million ($14.8 million at June 30, 2001) which bears interest at 7.73% and is due on December 1, 2009, and of $2.3 million ($2.3 million at June 30, 2001) which bears interest at 7.17% and is due March 1, 2012.

          o 25% preferred interest in a limited liability company that owns a 168-unit apartment complex in Baltimore, Maryland. We originally acquired 100% of the limited liability company for $4.4 million. We subsequently sold a 75% interest in the limited liability company to a third party. The property is subject to $3.9 million of non-recourse financing ($3.8 million at June 30, 2001) which bears interest at 7.88% and is due on November 1, 2009.

          o 89% partnership interest in a partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of retail/office space. We acquired our interest for $750,000. The property is subject to non-recourse financing of $42.7 million at June 30, 2001, which bears interest at 6.85% and is due on August 1, 2008.

          o    Building in Rohrerstown, Pennsylvania with 12,630 square feet on
               2.93 acres used as a diagnostic imaging center. We acquired the property for $1.7 million. After acquisition, we obtained non-recourse financing of $1.1 million ($1.1 million at June 30, 2001) which bears interest at 7.33% and is due on August 1, 2008.

          o 51% preferred interest in a limited liability company that owns a building in Philadelphia, Pennsylvania with 88 apartment units and 56,000 square feet of commercial space. We acquired our interest for $5.6 million. The property is subject to financing of $11.6 million ($11.6 million at June 30, 2001) which bears interest at 8.37% and is due on March 11, 2028.

Recent Developments

         On July 18, 2001, we completed a public offering of 2,550,000 common shares. The net proceeds to us from the sale of the common shares, after underwriting commissions and before expenses, was approximately, $36.7 million. Resource America purchased 105,000 common shares at a price of $14.41, which was the offering price net of underwriting discounts of $0.83 per share. On August 2, 2001 we sold an additional 338,983 common shares pursuant to the exercise of the underwriters' over-allotment option. We received approximately $4.9 million in net proceeds from the exercise of the over-allotment option after underwriting commissions and before expenses.

                                  RISK FACTORS

                                     General

         Transactions with our affiliates may result in conflicts of interest. We have relationships with Resource America, Inc., Brandywine Construction & Management, Inc. and The Bancorp.com, Inc., which may give rise to conflicts of interest. Resource America sponsored our formation and currently owns 10.6% of our outstanding common shares. We have in the past purchased investments from and sold investments to Resource America and we anticipate that we will do so in the future, subject to a limitation contained in our declaration of trust. Our company and Resource America also own various interests in the same properties.

         Jonathan Z. Cohen, a senior vice president of Resource America, currently serves as Resource America's representative on our board of trustees. Mr. Cohen is the son of Edward E. Cohen, the chairman, chief executive officer, president and a principal shareholder of Resource America, and Betsy Z. Cohen, our chairman and chief executive officer. Scott F. Schaeffer, our president and chief operating officer, is a director of Resource America.

         Brandywine Construction & Management, an affiliate of Resource America, provides real estate management services to our company.

         As part of our regular banking relationships, we place a portion of our temporary excess cash in short-term money market instruments with The Bancorp.com Bank, the wholly-owned banking subsidiary of The Bancorp.com. Betsy
Z. Cohen, our chairman and chief executive officer, is the chief executive officer and a director of The Bancorp.com, and her son, D. Gideon Cohen, is its chairman. Mr. Cohen is also a director of Resource America.

                            Investment Activity Risks

Financing Considerations

         The value of our loans depends on conditions beyond our control. Loan defaults will reduce our current return on investment and may require us to become involved in expensive and time-consuming proceedings, including bankruptcy, reorganization or foreclosure proceedings. Our primary or sole source of recovery is typically the real property underlying our loans. Accordingly, the value of our loans depends upon the value of the underlying real property. This value may be affected by numerous factors outside our control, including those described elsewhere in this "Risk Factors - Investment Activity Risks" section.

         Our loans typically provide payment structures other than equal periodic payments that retire a loan over its specified term, including structures that defer payment of some portion of accruing interest, or defer repayment of principal, until loan maturity. Where a borrower must pay a loan balance in a large lump sum payment, its ability to satisfy this obligation may depend upon its ability to obtain suitable refinancing or otherwise to raise a substantial cash amount, which we do not control and which may be subject to the same considerations we describe elsewhere in this "Risk Factors - Investment Activity Risks" section. In addition, mortgage lenders can lose their lien priority in many jurisdictions, including those in which our existing loans are located, to persons who supply labor and materials to a property. For these and other reasons, the total amount which we may recover from one of our loans may be less than the total amount of a loan or our cost of acquisition.

         Longer term, subordinate and non-conforming loans are illiquid and their value may decrease. Our loans generally have maturities between four and ten years and typically do not conform to standard loan underwriting criteria. Many of our loans are subordinate loans. As a result, our loans are relatively illiquid investments. We may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions. As a result, the fair market value of our portfolio may decrease in the future.

         Investment in subordinate loans may involve increased risk of loss. We emphasize junior lien loans and other forms of subordinated financing, including wraparound loans. As of June 30, 2001, twenty-one of our loans, constituting 70.5% of our loans by book value, were junior lien loans. Because of their subordinate position, junior lien loans carry a greater credit risk than senior lien financing, including a substantially greater risk of non-payment of interest or principal. Where, as part of a financing structure, we take an equity or other unsecured position, our risk of loss may be materially increased. A decline in the real estate market could adversely affect the value of the property so that the aggregate outstanding balances of senior liens may exceed the value of the underlying property. In the event of a default on a senior loan, we may elect to make payments, if we have the right to do so, in order to prevent foreclosure on the senior loans. In the event of foreclosure, we will be entitled to share in the proceeds only after satisfaction of the amounts due to senior lienors, which may result in our being unable to recover the full amount, or, any, of our investment. It is also possible that, in some cases, a "due on sale" clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may apply to the sale of the property if we foreclose, increasing our risk of loss.

         When we acquire a junior loan, we may not acquire the right to service senior loans. The servicers of the senior loans are responsible to the holders of those loans, whose interests will likely not coincide with ours, particularly in the event of a default. Accordingly, the senior loans may not be serviced in a manner advantageous to us.

         As of June 30, 2001, fifteen of our loans, constituting 28.2% of our loans by book value, were not collateralized by recorded or perfected liens, although six of those loans, constituting 10.7% of our loans by book value, are secured by deeds-in-lieu of foreclosure, also known as "pocket deeds." A deed-in-lieu of foreclosure is a deed executed in blank that the holder is entitled to record immediately upon a default in the loan. Ten of these loans, constituting 21.5% of our loans by book value, are secured by pledges of equity interests in the borrowers. These fifteen loans are subordinate not only to existing liens encumbering the underlying property, but also to future judgment or other liens that may arise. Furthermore, in a bankruptcy, we will have materially fewer rights than secured creditors and our rights will be subordinate to the lien-like rights of the bankruptcy trustee. Moreover, enforcement of our loans against the underlying properties will involve a longer and more complex legal process than enforcement of a mortgage loan.

         Investment in non-conforming loans may involve increased risk of loss. Loans we acquire generally do not conform to conventional loan criteria due to past defaults by borrowers. These defaults typically result from lack of a strong operating history for the properties underlying the loans, the borrowers' historical credit problems, the properties' underlying cash flow problems or other factors. As a result, loans we acquire may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to shareholders or adversely affect the value of our securities.

         Discounted loans may have high rates of default. We acquire loans at a discount from both the outstanding balances of the loans and the appraised value of the properties underlying the loans. Typically, discounted loans are in default under the original loan terms or other requirements and subject to forbearance agreements. A forbearance agreement typically requires a borrower to pay to the lender all revenue from a property after payment of the property's operating expenses in return for the lender's agreement to withhold exercising its rights under the loan documents. As of June 30, 2001, eight of our loans, constituting 10.1% of our loans by book value, had been acquired at a discount to both their outstanding balances and the appraised values of the underlying properties. Each of these loans is in default under its original loan terms but is current under the related forbearance agreement. Acquiring loans at a discount involves a substantially higher degree of risk of non-collection than loans that conform to institutional underwriting criteria. We do not acquire a loan unless material steps have been taken toward resolving problems with the loan, or its underlying property. However, previously existing problems may recur or other problems may arise.

         Financing with high loan-to-value ratios may involve increased risk of loss. We anticipate that many of our loans will have loan-to-value ratios in excess of 80%. A loan-to-value ratio is the ratio of the amount of our financing, plus the amount of any senior indebtedness, to the appraised value of the property underlying the loan. As of June 30, 2001, twenty-two of our loans, constituting 67.3% of our loans by book value, had loan-to-value ratios in excess of 80%. By reducing the margin available to cover fluctuations in property value, a high loan-to-value ratio increases the risk that, upon default, the amount obtainable from sale of the underlying property may be insufficient to repay the financing.

         Interest rate changes may adversely affect our investments. Changes in interest rates affect the market value of our loan portfolio. In general, the market value of a loan will change in inverse relation to an interest rate change where a loan has a fixed interest rate or only limited interest rate adjustments. Accordingly, in a period of rising interest rates, the market value of such a loan will decrease. Moreover, in a period of declining interest rates, real estate loans may have less value than other fixed income securities due to possible prepayments. Interest rate changes will also affect the return we obtain on new loans. In particular, during a period of declining rates, our reinvestment of loan repayments may be at lower rates than we obtained in prior investments or on the repaid loans. Also, increases in interest on debt we incur may not be reflected in increased rates of return on the investments funded through such debt, which would adversely affect our return on those investments. Accordingly, interest rate changes may materially affect the total return on our investment portfolio, which in turn will affect the amount available for distribution to shareholders.

         Lack of geographic diversification exposes our investments to a higher risk of loss from regional economic factors. We emphasize financing properties located in the Philadelphia, Pennsylvania metropolitan area and the Baltimore/Washington corridor. While we have no specific geographic limitations on where we may invest, we anticipate that our loans will continue to be concentrated in the Philadelphia region and the Baltimore/Washington corridor for the foreseeable future. This lack of geographic diversification may make our loan portfolio more sensitive to economic developments of a primarily regional nature, which may result in reduced rates of return or higher rates of default than might be incurred with a more geographically diverse investment portfolio.

         We may not obtain appreciation interests at the rate we seek, or at all; we may not benefit from appreciation interests we do obtain. In addition to an agreed upon interest rate, we seek to obtain appreciation interests from our borrowers. Appreciation interests require a borrower to pay us additional amounts based upon a property's increase in value, increase in revenues or both. While we seek appreciation interests at rates of at least 25%, we may not be able to obtain these rates. Moreover, we may not be able to negotiate appreciation interest provisions in any of our loans. In addition, while we sought to structure the interest rates on our existing loans to maximize our current yield, we may in the future accept a lower interest rate to obtain an appreciation interest. Of the thirty-three loans in our portfolio as of June 30, 2001, twenty have appreciation interests, constituting 70.7% of our loans by book value. Four of these appreciation interests, with respect to loans constituting 11.9% of our loans by book value, are less than the 25% target rate. The value of any appreciation interest depends on the performance and value of the property underlying the loan and, thus, is subject to real estate investment risks. Accordingly, we may not realize any benefits from our appreciation interests. We do not anticipate receiving significant amounts from our appreciation interests in the early years of our loans.

         Appreciation interests may cause loss of the priority of our lien. Because appreciation interests allow us to participate in the increase in a property's value or revenue, courts, including a court in a bankruptcy, arrangement or similar proceeding, may determine that we should be treated as a partner of, or joint venturer with, the borrower. If a court makes that determination, we could lose our lien priority in the property or lose any benefit of our lien.

         Loans secured by interests in entities owning real property may involve increased risk of loss. We may originate or acquire loans secured by interests in entities that own real properties rather than by a direct security interest in the underlying properties. These loans may be illiquid or otherwise have features that may make it difficult for us to obtain a return of our investment in the event of a default.

         The competition for financing may inhibit our ability to achieve our objectives. We may encounter significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, investment bankers and others, including public or private real estate investment trusts, or REITs. This competition could reduce our yields and make it more difficult to obtain appreciation interests. It may also increase the price, and thus reduce potential yields, on discounted loans we acquire. Most of our competitors have substantially greater assets than we do. As such, they have the ability to make larger loans to more creditworthy borrowers and to have a more diversified loan portfolio, which reduces the risk of loss from any one loan. An increase in the general availability of funds to lenders, or a decrease in the amount of borrowing activity, may increase competition for making loans and may reduce obtainable yields or increase the credit risk inherent in the available loans.

         Lengthy loan commitment periods may reduce our returns. We typically issue a loan commitment to a borrower before making the loan. From the time the funds are committed until the loan is closed and the funds disbursed, we hold the funds in temporary investments, which typically do not produce substantial investment returns. If there is a substantial period between loan commitment and loan closing, or if a borrower determines not to use our financing, our investment returns will be adversely affected.

         Usury statutes may impose interest ceilings and substantial penalties for violations. Interest we charge on our loans, which may include amounts received from appreciation interests, may be subject to state usury laws. These laws impose maximum interest rates that may be charged on loans and penalties for violation, including repayment of excess interest and unenforceability of debt. We seek to structure our loans so that we do not violate applicable usury laws, but uncertainties in determining the legality of interest rates and other borrowing charges under some statutes may result in inadvertent violations.

Real Property Considerations

         The value of our property interests depends on conditions beyond our control. Although we emphasize originating or acquiring loans, we have acquired five property interests as of June 30, 2001 and anticipate that we will acquire more in the future. Real property investments are subject to varying degrees of risk. Yields from our real properties depend on their net income and capital appreciation. Income from, and appreciation of, our properties may be adversely affected by general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses and other factors beyond our control. The value of real properties may also be affected by factors such as the cost of compliance with regulations and liability under applicable environmental laws, changes in interest rates and the availability of financing. Income from a property will be adversely affected if a significant number of tenants are unable to pay rent or if available space cannot be rented on favorable terms. Operating and other expenses of our properties, particularly significant expenses such as mortgage payments, real estate taxes and maintenance costs, generally do not decrease when income decreases and, even if revenues increase, operating and other expenses may increase faster than revenues.

         Property interests are illiquid and their value may decrease. Real estate investments are relatively illiquid. Therefore, we may have only a limited ability to vary our portfolio of property interests quickly in response to changes in economic or other conditions. As a consequence, the fair market value of some or all of our property interests may decrease in the future. In addition, provisions in the Internal Revenue Code and related regulations impose a 100% tax on gain realized by a REIT like us from property held primarily for sale to customers in the ordinary course of business. These provisions may materially adversely affect our ability to sell property interests. For a discussion of federal income tax considerations in selling a property interest, you should read "Risk Factors - Legal and Tax Risks - Gain on disposition of assets deemed held for sale in ordinary course subject to 100% tax."

         Uninsured and underinsured losses may affect the value of, or our return from, our property interests. Our properties, and the properties underlying our loans, have comprehensive insurance in amounts we believe sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. There are, however, certain types of losses, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Also, inflation, changes in building codes and ordinances, environmental considerations and other factors might make it impractical to use insurance proceeds to replace a damaged or destroyed property. If any of these or similar events occurs, it may reduce our return from an affected property and the value of our investment.

         We may have less control of our investment when we invest in joint ventures, partnerships or similar real property interests. Our acquisition of equity interests in entities which own real property provides risks not present in real property loans or direct property ownership. For example, the other equity owners in the entity holding the property might have economic or business interests or goals which are inconsistent with our business interests or goals and may be in a position to take action contrary to our instructions or to our policies and objectives. Moreover, if we are a limited partner in a limited partnership and have rights allowing us control over the partnership or its property, we may be deemed to be a general partner and liable for the debts of the partnership beyond the amount of our investment.

         Real properties with environmental problems may create liability for us. The existence of hazardous or toxic substances on a property will adversely affect its value and our ability to sell or borrow against the property. Contamination of a real property by hazardous substances or toxic wastes not only may give rise to a lien on that property to assure payment of the cost of remediation, but also can result in liability to us, as owner, operator or lender, for that cost. Many environmental laws can impose liability whether we know of, or are responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses, may materially limit our use of our properties and may adversely affect our ability to make distributions to our shareholders. In addition, future or amended laws, or more stringent interpretations or enforcement policies with respect to existing environmental requirements, may increase our exposure to environmental liability.

         Compliance with Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. We believe that our properties, and those underlying our loans, substantially comply with the requirements of the Americans with Disabilities Act. However, a determination that these properties do not comply with the Americans with Disabilities Act could result in liability for both governmental fines and damages to private parties. If we or our borrowers were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, it could adversely affect our ability to make distributions to our shareholders.

Other Investment Activity Considerations

         Leverage can reduce income available for distribution and cause losses. Our declaration of trust does not limit the amount of indebtedness we may incur. Using leverage, whether with recourse to us generally or only with respect to a particular property, to acquire investments creates an opportunity for increased net income, but at the same time creates risks. For example, leverage can reduce the net income available for distributions to shareholders in periods of rising interest rates where interest rate increases are greater than increases in the rates of return on our investments. We use leverage to acquire investments only when we believe it will enhance our returns. However, we cannot be sure that our use of leverage will prove to be beneficial. Moreover, when our debt is secured by our assets, we can lose some or all or our assets through foreclosure if we do not meet our debt service obligations.

         Lack of diversification in number of investments increases our dependence on individual investments. Although we generally invest between $2.0 million and $30.0 million in a loan or property interest, our declaration of trust does not limit the size of our investments. If we acquire larger loans or property interests, our portfolio will be concentrated in a smaller number of assets, increasing the risk of loss to shareholders if a default or other problem arises.

                               Legal and Tax Risks

         We will be taxed as a regular corporation if we fail to maintain our REIT status. We have operated and intend to continue to operate in a manner that permits us to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are complex, and we have not obtained a ruling from the Internal Revenue Service about our status as a REIT. We have received an opinion of counsel that we qualify as a REIT based on our current operations and on certain assumptions and representations concerning future operations. Opinions of counsel are not binding on the Internal Revenue Service or any court. The opinion only represents the view of counsel based on counsel's review and analysis of existing law. Furthermore, our continued qualification as a REIT will depend on our satisfaction of the asset, income, organizational, distribution and shareholder ownership requirements of the Internal Revenue Code on a continuing basis.

         If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders would not be deductible in computing our taxable income. Corporate tax liability will reduce the amount of cash available for distribution to our shareholders which, in turn, may reduce the trading prices of our common shares. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

         "Phantom Income" may require us to borrow or sell assets to meet REIT distribution requirements. We must distribute at least 90% of our annual net taxable income, excluding any net capital gain or retained capital gain, in order to maintain our REIT status. For years before 2001, we were required to distribute 95% of this income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

          o    85% of our ordinary income for that year,

          o    95% of our capital gain net income for that year, and

          o    100% of our undistributed taxable income from prior years.

We have complied and intend to continue to comply with these distribution requirements. However, in some instances, the structure of our loans may require us to recognize income for federal income tax purposes even though we do not receive corresponding cash payments. This income recognition, in turn, increases the amount that we must distribute in order to avoid corporate income tax for that year unless there is an equivalent amount of deductions that do not require expenditures of cash, such as depreciation on owned real estate. The three principal ways in which this "phantom income" may arise for us are :

          o Origination or acquisition of loans, including loans with appreciation interests, that may be deemed to have original issue discount for federal income tax purposes. Original issue discount is generally equal to the difference between an obligation's issue price and its stated redemption price at maturity. We must recognize as income in each year the portion of the original issue discount that accrues during that year, even though we do not receive cash in that year in the amount of the original issue discount. As of June 30, 2001, four of our loans, constituting 27.1% of our loans by book value, were originated or acquired with original issue discount.

          o Accruing interest with respect to a loan at a rate greater than the rate at which we receive interest. In particular, this may happen where the rate at which interest is paid on a loan is less than the stated rate. As of June 30, 2001, eleven of our loans, constituting 31.2% of our loans by book value, generate this type of "phantom income."

          o Origination or acquisition of wraparound loans under which we receive payments of principal and interest that do not coincide with the payments of principal and interest on underlying senior loans. Even if, as expected, we obtain positive cash flow from the transaction, the amount of principal we pay on the senior obligations may exceed the amount of principal we receive from the obligor on the wraparound loan, and the amount of interest we may receive from the obligor may exceed the amount of interest we pay on the senior obligations. This could create a situation where our taxable income exceeds our cash flow from the wraparound loan.

          o REIT taxable income in excess of cash received may also arise in connection with some property sales and where a significant modification is made to a loan. In addition, we may purchase loans relating to our property interests. To the extent we purchase these loans at a discount, the purchase may give rise to phantom income without any related receipt of cash.

         If any of the above circumstances occur, it could require us, in order to avoid corporate income tax and the nondeductible excise tax, to borrow funds, sell assets at times which may not be advantageous to us, distribute amounts that represent a return of capital, or distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. To offset these risks, we have invested and intend to continue to invest, as appropriate, in property interests so that the non-cash depreciation deductions associated with these investments may help offset our non-cash income.

         Origination fees we receive will not be REIT qualifying income. Any origination fees we receive will not be qualifying income for purposes of the 75% or 95% gross income tests applicable to REITs under the Internal Revenue Code. For a description of these tests, you should read the prospectus section "Federal Income Tax Consequences of Our Status as a REIT - Income Tests." We typically receive initial payments, or "points," from borrowers as commitment fees or additional interest. So long as the payment is for the use of money, rather than for services provided by us, we believe that this income should not be classified as non-qualifying origination fees. However, the Internal Revenue Service may seek to reclassify this income as origination fees instead of commitment fees or interest. If we cannot satisfy the Internal Revenue Code's income tests as a result of a successful challenge of our classification of this income, we may not qualify as a REIT.

         Income from certain loans may not be REIT qualifying income. Fifteen of our loans as of June 30, 2001, constituting 16.2% of our assets by book value, are only indirectly secured by real property. We may acquire or originate similar loans in the future. We may also originate junior loans where a senior loan does not permit us to record a mortgage against the underlying property or substantially restricts our rights as a junior secured lender. In these situations, the Internal Revenue Service may conclude that interest on our loans does not constitute interest from obligations "secured by mortgages on real property or on interests in real property." As a result, interest from these sources would not qualify for purposes of the 75% gross income test. For a description of this test, you should read the prospectus section "Federal Income Tax Consequences of Our Status as a REIT - Income Tests." With respect to the 11 loans that are subject to these restrictions, because we have directly exercisable foreclosure rights upon any default, our counsel is of the opinion that interest income from these loans will constitute qualifying income.

         Gain on disposition of assets deemed held for sale in ordinary course subject to 100% tax. If we sell any of our assets, the Internal Revenue Service may determine that the sale is a disposition of an asset held primarily for sale to customers in the ordinary course of a trade or business. Gain from this kind of sale generally will be subject to a 100% tax. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances of the sale. Although we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be so characterized, we cannot assure you that we will be able to do so.

         Loss of our Investment Company Act exemption would affect us adversely. We believe that we are not an investment company under the Investment Company Act and intend to conduct our operations so that we do not become an investment company. The Investment Company Act exempts from its registration requirements entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under current SEC interpretations, in order to qualify for a "no-action" position from the SEC with respect to the availability of this exemption, at least 55% of our assets must be invested in these liens and interests and we may be required to invest an additional 25% in these types of liens and interests or in other "real estate type" assets.

         We believe that, generally, a loan will be considered to be a mortgage or other lien on real estate if we obtain foreclosure rights. We typically seek to obtain these rights in our loans. We have not, however, obtained an exemptive order, no-action letter or other form of interpretive guidance from the SEC on this position. If the SEC takes a different position, our portfolio may not have a composition that allows us to qualify under the exemption we claim. If we do not qualify, we must either change our operations and our asset composition to claim the exemption or register as an investment company. Either alternative could adversely affect us and the market price of our shares.

         Our board of trustees may change our policies without shareholder consent. Our board of trustees determines our policies and, in particular, our investment policies. Our board of trustees may amend or revise our policies or approve transactions that deviate from these policies without a vote of or notice to the shareholders. Policy changes could adversely affect the market price of our shares and our ability to make distributions. We cannot change our policy of seeking to maintain REIT qualification without the approval of the holders of two-thirds of the outstanding common shares.

         Our ownership limitation may restrict business combination opportunities. To qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our declaration of trust generally prohibits any person from owning more than 8.3% or, with respect to Resource America, 15%, of our outstanding common shares and provides that:

          o    A transfer that violates the limitation is void.

          o A transferee gets no rights to the shares that violate the limitation.

          o Shares acquired that violate the limitation transfer automatically to a trust whose trustee has all voting and other rights.

          o Shares in the trust will be sold and the record holder will receive the net proceeds of the sale.

The ownership limitation may discourage a takeover or other transaction that our shareholders believe to be desirable.

         Preferred shares may prevent change in control. Our declaration of trust authorizes our board of trustees to issue preferred shares, to establish the preferences and rights of any preferred shares issued, to classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares, without shareholder approval. The issuance of preferred shares could delay or prevent a change in control, apart from the ownership limitation, even if a majority of our shareholders want control to change.

         Maryland anti-takeover statutes may restrict business combination opportunities. As a Maryland REIT, we are subject to various provisions of Maryland law which impose restrictions and require that specified procedures be followed with respect to certain takeover offers and business combinations, including, but not limited to, combinations with persons who own one-tenth or more of our outstanding shares. While we have elected to "opt out" of these provisions, our board of trustees has the right to rescind the election at any time without notice to the shareholders.


                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

         Under our Declaration of Trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. At August 16, 2001, we had outstanding 12,430,135 common shares and no preferred shares. In addition, we had reserved 800,000 common shares for issuance under our employee stock option plan and 141,667 common shares for issuance on the exercise of warrants.

Common Shares

         Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in "Restrictions on Ownership and Transfer," below, and the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

          o each common share entitles the holder to one vote on matters voted on by common shareholders;

          o    the common shares do not have cumulative voting rights;

          o distributions are payable as and when authorized by our board of trustees;

          o    holders of common shares generally are not liable for our debts;

          o if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

          o the common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

         Our common shares are listed on the American Stock Exchange under the symbol "RAS." The transfer agent for the common shares is the American Stock Transfer & Trust Company.

Restrictions on Ownership and Transfer

         To qualify as a REIT under the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. These requirements are described in the prospectus section "Federal Income Tax Consequences of Our Status as a REIT - Requirements for Qualification." Our declaration of trust contains provisions that restrict the ownership and transfer of our shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the "ownership limitation".

         The ownership limitation provides that, in general:

          o no person may own more than 8.3% of our outstanding common shares, and

          o no person may own more than 9.8% of our outstanding preferred shares.

However, Resource America, which was our sponsor at the time of our formation, may own up to 15% of our common shares. It currently owns 10.6% of our common shares.

         Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. The board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver or opinion with respect to Resource America's ownership rights, which are established as part of our declaration of trust.

         Any person, including Resource America, who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

         Our declaration of trust provides that if any purported transfer of shares results in

          o    any person violating the ownership limitation;

          o    our being "closely held,"

          o    the common shares being owned by fewer than 100 persons, or

          o    our owning 10% or more of a tenant of our real property

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

         Shares exceeding the ownership limitation will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where excess shares result from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

         In addition, we may purchase any shares held in the trust for the lesser of

          o the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

          o    the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

         All share certificates bear a legend referring to the restrictions described above.

         Every owner of more than 5% (or any lower percentage set by federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of shares on our status as a REIT and to ensure compliance with the ownership limitation.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                       OUR DECLARATION OF TRUST AND BYLAWS

Board of Trustees

         Our declaration of trust requires that we have no fewer than three nor more than nine trustees. A majority of our trustees must be "independent trustees." The declaration of trust defines an independent trustee as one who, during the preceding two years, has not

          o been an affiliate of Resource America, Brandywine Construction & Management or their affiliates,

          o    been one of our officers, or

          o had a material business or professional relationship with us, Resource America, Brandywine Construction & Management or their affiliates.

We currently have six trustees, of whom four are independent trustees. The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

         Our declaration of trust provides that a trustee may be removed by a two-thirds vote of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

Business Combinations

         Under Maryland law, certain "business combinations" between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an "interested shareholder," or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an "interested shareholder" became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least

          o    80% of our outstanding voting shares, and

          o two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

         Maryland law provides that "control shares" acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are employees of ours. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

          o    one-tenth or more but less than one-third;

          o    one-third or more but less than a majority; or

          o    a majority of all voting power.

         Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders' meeting.

         If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws from the Maryland control share acquisition status.

         Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

Amendment of Our Declaration of Trust and Bylaws

         Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to decrease or increase the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Meetings of Shareholders

         Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

Advance Notice of Nominations of Trustees and New Business

         At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in the bylaws. At any special meeting of shareholders, only the business specified in notice of meeting sent by the board of trustees may be brought before the meeting.

Dissolution

         Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.



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






Indemnification; Limitation of Trustees' and Officers' Liability

         Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from

          o actual receipt of an improper benefit or profit in money, property or services; or

          o a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

         Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers or any individual who, while a trustee, and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in the foregoing capacities.

         Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify and reimburse the expenses of their directors and officers. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless

          o the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

               o    was committed in bad faith or

               o    was the result of active and deliberate dishonesty; or

          o in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain

          o a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

          o a written undertaking to repay the amount reimbursed if the standard of conduct was not met.

Indemnification Agreements

         We have indemnification agreements with each of our officers and trustees. The indemnification agreements require us to indemnify our officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by officers and trustees seeking to enforce their rights under the indemnification agreements and may cover officers and trustees under any trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

         The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

                       FEDERAL INCOME TAX CONSEQUENCES OF
                              OUR STATUS AS A REIT

         This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, except to the extent discussed in "--Taxation of Tax-Exempt Shareholders" and "--Taxation of Non-U.S. Shareholders," below, this section does not address tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations.

         The statements in this section are based on current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

         We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of an investment and our election, and regarding potential changes in applicable tax laws.

Taxation

         We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1998. We believe that we have operated in a manner qualifying us as a REIT since our election to be a REIT and we intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of our tax treatment and the tax treatment of our shareholders if we fail to qualify as a REIT, see "--Failure to Qualify."

         If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

          o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

          o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

          o    We will pay income tax at the highest corporate rate on

               o net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

               o    other non-qualifying income from foreclosure property.

          o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

          o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

               o the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by
               o    a fraction intended to reflect our profitability.

          o If we fail to distribute during a calendar year at least the sum of

               o    85% of our REIT ordinary income for such year,
               o    95% of our REIT capital gain net income for such year, and
               o    any undistributed taxable income from prior periods,

               we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

          o We may elect to retain and pay income tax on our net long-term capital gain.

          o If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

               o the amount of gain that we recognize at the time of the sale or disposition, and
               o the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

         A REIT is a corporation, trust or association that meets the following requirements:

               o    It is managed by one or more trustees or directors.

               o Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

               o It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

               o It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

               o At least 100 persons are beneficial owners of its shares or ownership certificates.

               o Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

               o It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

               o It uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the federal income tax laws.

               o It meets certain other qualification tests, described below, regarding the nature of its income and assets.

         We must meet the first four requirements during our entire taxable year and must meet the fifth requirement during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the sixth requirement, we will be deemed to have satisfied the sixth requirement for that taxable year. For purposes of determining share ownership under the sixth requirement an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth requirement.

         We have issued sufficient common shares with sufficient diversity of ownership to satisfy the fifth and sixth requirements. In addition, our declaration of trust restricts the ownership and transfer of our common shares so that we should continue to satisfy the fifth and sixth requirements. The provisions of our declaration of trust restricting the ownership and transfer of common shares are described in "Description of Shares of Beneficial Interest --Restrictions on Ownership and Transfer."

         A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. We have two direct subsidiaries, RAIT General and RAIT Limited and we own all of their capital stock. RAIT General, RAIT Limited and their subsidiary, RAIT Partnership, also own all of the capital stock in twelve other corporations involved in the ownership of certain of our portfolio assets. Thus, RAIT General, RAIT Limited and the other twelve subsidiaries will be ignored as separate entities, and all of their assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities and items of income, deduction and credit.

         An unincorporated entity, such as a partnership that has a single owner, is not treated as an entity separate from its parent. We own all of RAIT General and RAIT Limited which, in turn, own all of RAIT Partnership, the entity that holds all of our investment assets. Thus, RAIT Partnership will not be treated as an entity separate from us for so long as its only partners are RAIT General and RAIT Limited, and we own all of their capital stock.

         In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, when RAIT Partnership admits a partner other than us, or a qualified REIT subsidiary of us, our proportionate share of the assets, liabilities and items of income of RAIT Partnership, and those of any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership") will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

         Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of a "taxable REIT subsidiary," or TRS, beginning on January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We do not currently have any TRSs, but may form one or more TRSs in the future.

Income Tests

         We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

               o    rents from real property,

               o interest on debt secured by mortgages on real property or on interests in real property, and

               o dividends or other distributions on and gain from the sale of shares in other REITs.

         Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, income from certain interest rate hedging contracts, or any combination of the foregoing. Gross income from any origination fees we obtain or from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

         Where the principal amount of mortgages on a property exceeds the property's fair market value, the Internal Revenue Service may contend that the lender is actually the owner of the property for tax purposes. Since we have acquired and may continue to acquire loans whose principal amount exceeds the fair market value of the underlying property, a recharacterization may occur although the existence of forbearance or other workout arrangements would make it less likely. If we are found to be the owner of real property rather than a mortgagee, our income would consist of the rent from the property rather than interest on our loan. We would generally be entitled to deductions for operating expenses of the property as well as for depreciation. Consequently, as long as the rent qualifies as "rents from real property," it is unlikely that such recharacterization would adversely affect our qualification under the asset tests, income tests or distribution requirements, except as discussed below.

         The term "interest," generally does not include any amount that depends in whole or in part on the income or profits of any person. However, an amount generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount generally will not be excluded from the term "interest" solely because it is based on the income or profits of a debtor if substantially all of the debtor's gross income from the property qualifies as rents from real property if received by a REIT. Furthermore, interest from an appreciation interest based on the sale price of a property will be treated as gain from the sale of the property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

         Interest, original issue discount and market discount income from our loans generally will be qualifying interest income for purposes of both the 75% and 95% gross income tests. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the value of the property securing the loan on the date we originated or acquired the loan, the portion of the income from the loan derived from the excess principal amount will be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. In addition, if interest income from a loan is based in part on the borrower's profits or net income, it generally will be disqualified for purposes of both the 75% and 95% gross income tests.

         We have purchased and originated loans that are only indirectly secured by real property and may do so in the future. If a senior loan prevents us from recording a mortgage against the property, the junior note held by us may be collateralized by an unrecorded mortgage, a deed-in-lieu of foreclosure, a pledge of equity interests of the borrower, a purchase option or some other arrangement. As of June 30, 2001 six of our loans are collateralized with deeds-in-lieu of foreclosure and ten are secured by pledges of equity interests. Interest as well as any original issue discount and market discount income derived from such loans should be qualifying interest income for purposes of both the 75% and 95% gross income tests. It is possible, however, that the Internal Revenue Service would conclude that interest on these loans does not constitute interest from a loan "secured by mortgages on real property or on interests in real property," so that such interest would not qualify for purposes of the 75% gross income test. Since the amount of income from these loans is less than 19% of gross income, we believe that compliance with the 75% test will be unaffected.

         In the case of wraparound loans, there is authority for the position that only the interest attributable to the amounts advanced by the REIT or a person from whom it acquired the loan will constitute income to the REIT. Under this interpretation, amounts we receive from the borrower that are used to pay debt service on the underlying senior debt would be treated as having been paid directly by the borrower to the senior lender and thus excluded from our gross income. We believe that we have satisfied the income tests regardless of whether all of the interest on our wraparound loans is treated as income or only the interest attributable to the amounts advanced by us is treated as income.

         We may originate or acquire mortgage loans that have appreciation interests. As of June 30, 2001, twenty of our loans had such features. We may be required to recognize income from an appreciation interest over the term of the related loan using a method that generally will result in our recognizing at least some taxable income in advance of the related cash flow.

         A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

         We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from a foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

               o that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

               o for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

               o for which such REIT makes a proper election to treat such property as foreclosure property.

We have no foreclosure property as of the date of this prospectus.

         However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

               o on which a lease is entered into with respect to the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

               o on which any construction takes place on the property, other than completion of a building or other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

               o which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

         Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if we meet each of the following conditions:

               o The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

               o Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. Rent we receive from a TRS will qualify as "rents from real property" if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants and the amount of rent paid by the TRS is substantially comparable to rent paid by the other tenants of the property for comparable space.

               o All of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. Pursuant to legislation effective January 1, 2001, the allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

               o We generally must not operate or manage our real property or furnish or render services to our tenants other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, as of January 1, 2001, we may own up to 100% of the stock of a TRS. A TRS can provide customary and noncustomary services to our tenants without tainting our rental income.

We believe that the rents we receive meet all of these conditions.

         If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

               o our failure to meet such tests is due to reasonable cause and not due to willful neglect,

               o we attach a schedule of the sources of our income to our tax return, and

               o any incorrect information on the schedule was not due to fraud with intent to evade tax.

         We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "--Taxation" even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.


Asset Tests

         To maintain our qualification as a REIT, we also must satisfy two asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

               o    cash or cash items, including certain receivables;

               o    government securities;

               o interests in real property, including leaseholds and options to acquire real property and leaseholds;

               o    interests in mortgages on real property;

               o    stock in other REITs; and

               o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

         Under the second asset test, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and certain partnership interests and debt obligations:

               o not more than 5% of the value of our total assets may be represented by the securities of any one issuer,

               o we may not own securities that possess more than 10% of the total voting power of outstanding voting securities of any one issuer, and

               o we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10% value test").

         In addition, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs.

         Under a special transaction provision, the 10% value test described above will not apply to securities we held on July 12, 1999, provided that the issuer of those securities does not engage in a substantial new line of business or acquire substantial new assets after that date, and provided that we do not acquire additional securities of the issuer after that date. Existing taxable subsidiaries can be converted into TRSs on a tax-free basis at any time before January 1, 2004.

         If the fair market value of the real property securing a mortgage loan equals or exceeds the outstanding principal balance of the loan, the loan will be a qualifying asset. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, the excess amount may not be a qualifying asset, although the matter is not free from doubt. An "interest" in real property also generally includes an interest in mortgage loans secured by controlling equity interests in partnerships that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest. In addition, we have purchased and originated loans that are only indirectly secured by real estate, and we may continue to do so in the future. With respect to fifteen of our loans as of June 30, 2001 that are only indirectly secured by real estate, six are collateralized with deeds-in-lieu of foreclosure. Counsel is of the opinion that these loans qualify as real estate assets for the purposes of the 75% asset test. We cannot assure you that the Internal Revenue Service will not challenge that position.

         We expect that any loans, real properties and temporary investments that we acquire generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property, or to the extent the asset is a loan that is not deemed to be an interest in real property. In the case of wraparound loans, it is uncertain whether the entire wraparound mortgage amount or only the amount of our investment that is in excess of the principal amount of the underlying loans will be considered our asset. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

               o we satisfied the asset tests at the close of the preceding calendar quarter and

               o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the first item, above, we still may avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

         As described above, we may own up to 100% of the stock of TRSs. TRSs can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. We and a taxable subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. The deductibility of interest paid or accrued by a TRS to us is limited to assure that the TRS is subject to an appropriate level of corporate taxation. Further, there is a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Overall, no more than 20% of our assets can consist of securities of TRSs. We do not currently have any TRSs, but may from one or more TRSs in the future.

Distribution Requirements

         Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

               o    the sum of

                    o 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

                    o 90% of our after-tax net income, if any, from foreclosure property; minus

               o    the sum of certain items of non-cash income.

         We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. Although the distribution requirement was reduced from 95% to 90% for taxable years beginning after December 31, 2000, we intend to continue to attempt to distribute 100% of our REIT taxable income.

         We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

               o    85% of our REIT ordinary income for such year,

               o    95% of our REIT capital gain income for such year, and

               o    any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, we may experience timing differences between:

               o the actual receipt of income and actual payment of deductible expenses, and

               o the inclusion of that income and deduction of those expenses in arriving at our REIT taxable income.

For example, we will recognize taxable income in excess of our cash receipts when original issue discount accrues with respect to a loan. Original issue discount generally will accrue taking into account projected prepayments, such as those arising from appreciation interests, but not allowing credit losses to be reflected until they are actually incurred. Also, we may recognize as income taxable market discount income from the proceeds of the sale of, or principal payments from, loans that are "market discount bonds," although such proceeds often will be used to make non-deductible principal payments on related borrowings. "Market discount bonds" are obligations with a stated redemption price at maturity that is greater than our tax basis in such obligations. We also may recognize income in excess of cash receipts if we make wraparound loans where the payments of nondeductible principal we must make on the underlying loans exceed the amount of nontaxable principal we receive from the borrower. There is authority, however, for the position that only the interest on the amount advanced by the wraparound lender is included in the income of a REIT making such a loan; this would reduce or limit the possibility of mismatching. In addition, we may recognize net capital gain attributable to the sale of depreciated property that exceeds our cash receipts from the sale. We also may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a "significant modification" to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan. Finally, we cannot deduct from our REIT taxable income capital losses recognized by us. As a result of these considerations, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common shares.

         Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

         We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with such requirements.

Failure to Qualify

         If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we will be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

         As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. shareholder" means a holder of preferred or common shares that for United States federal income tax purposes is:

               o    a citizen or resident of the United States;

               o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

               o an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

               o    any trust with respect to which

                    o a United States court is able to exercise primary supervision over its administration, and

                    o one or more United States persons have the authority to control all of its substantial decisions.

         A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our common shares. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on his or her proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for his or her proportionate share of the tax we paid. The U.S. shareholder would increase his or her basis in our shares by the amount of his or her proportionate share of our undistributed long-term capital gain, minus his or her share of the tax we paid.

         A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's preferred or common shares. Instead, such distribution will reduce the adjusted basis of such preferred or common shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S.

shareholder's adjusted basis in his or her preferred or common shares as long-term capital gain, or short-term capital gain if the preferred or common shares have been held for one year or less, assuming the preferred or common shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of these months, the distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

         Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the preferred or common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of preferred or common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

         We may recognize taxable income in excess of our economic income, known as "phantom income", in the first years we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, shareholders at times may pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a shareholder's after-tax return on his or her investment in us to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our shares at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on the shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable shareholder will decrease. We will consider the potential effects of phantom income on our taxable shareholders in managing our investments.

Taxation of U.S. Shareholders on the Disposition of Shares

         In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her preferred or common shares as long-term capital gain or loss if the U.S. shareholder has held the preferred or common shares for more than one year. However, a U.S. shareholder must treat any loss upon a sale or exchange of preferred or common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the preferred or common shares may be disallowed if the U.S. shareholder purchases other preferred or common shares within 30 days before or after the disposition.

Capital Gains and Losses

         The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. Under the Economic Growth and Tax Relief Reconciliation Act of 2001, the maximum marginal individual income tax rate of 39.6% for ordinary income reduces to 38.6% for the period from July 1, 2001 to the end of 2001, resulting in an effective maximum rate of 39.1% for all of 2001. The 2001 Act reduces the maximum rate for ordinary income to 38.6% for all of 2002 and 2003, to 37.6% for 2004 and 2005, and to 35% for 2006 to 2011. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers, which was not affected by the 2001 Act, is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

         We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless the holder:

               o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

               o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "--Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common or preferred shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

               o the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

               o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

               o    either

                    o one pension trust owns more than 25% of the value of our shares or
                    o a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Shareholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common and preferred shares, including any reporting requirements.

         A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

               o a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us; or

               o the non-U.S. shareholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income.

         A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of our preferred or common shares. Instead, such a distribution will reduce the adjusted basis of those preferred or common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of our preferred or common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our preferred or common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

         We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from the sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

         A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that this test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the preferred and common shares at all times during a specified testing period will not incur tax under FIRPTA if the preferred and common shares are "regularly traded" on an established securities market. If the gain on the sale of the shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

               o the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

               o the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

State and Local Taxes

We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or such shareholders transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our preferred or common shares.

                               SUMMARY OF THE PLAN


Participation                         Both existing shareholders and
                                      interested new investors can participate by submitting completed enrollment forms. If your common shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name.

Reinvestment of Dividends             You can reinvest all or a portion of
                                      your cash dividends toward the purchase
                                      of additional common shares without
                                      paying trading fees.

Full Investment                       Full investment of your dividends is
                                      possible because you will be credited
                                      with both whole and fractional common
                                      shares. We pay dividends on both whole
                                      and fractional common shares.

Voluntary Cash Investments            You may purchase additional common
                                      shares without paying trading fees by
                                      sending a check or money order to the
                                      Administrator.

Safekeeping of Certificates           You can deposit your common share
                                      certificates with the Administrator for
                                      safekeeping at a minimum cost. A
                                      certificate for your common shares will
                                      be sent to you, free of charge, upon
                                      request. However, certificates for
                                      fractional shares will not be issued.

Gifts or Transfers of Common Shares   You can give or transfer your common
                                      shares to others.

Sell Common Shares Conveniently       If you choose to sell the common shares
                                      held in your Plan account through the
                                      Administrator, you will generally pay
                                      fees lower than those typically charged
                                      by brokers. You may also choose to sell
                                      shares held in your Plan account through a stockbroker of your choice by requesting your stock certificates from the
                                      Administrator.

Tracking Your Account                 You will receive a quarterly statement
                                      showing all transactions (number of
                                      shares, amount invested, purchase price) for your account including year-to-date and other account information.

Inquiries                             For information about the Plan, contact
                                      American Stock Transfer & Trust Company,
                                      Attn: Dividend Reinvestment, P.O. Box
                                      922, Wall Street Station, New York, NY
                                      10269-0560; telephone: 1-800-739-9997.





Plan Service Fees*                   Enrollment fee:              No charge
                                     Reinvestment of dividends:   No charge
                                     Sale of common shares
                                       through Administrator:
                                              Transaction fee:    $15.00
                                              Trading fee:        $.10 per share
                                     Gift or transfer of
                                       common shares:             No charge
                                     Safekeeping of certificates: $7.50
                                     Certificate issuance:        No charge
                                     Duplicate statements:        No charge
                                     Voluntary cash payment:      No charge


* All fees subject to change

                                    THE PLAN

         The Dividend Reinvestment and Share Purchase Plan is described in the following questions and answers.

PARTICIPATION

1.       Who is eligible to participate in the Plan?

         You may participate in the Plan if: (a) you are a "registered holder," that is, your common shares are registered in your name on our stock transfer books, (b) you are a "beneficial owner," that is, your shares are registered in a name other than your name (for example, in the name of a broker, bank or other intermediary account) or (c) you are not presently a shareholder but wish to invest in our common shares. All participants must meet the requirements outlined below.

         If you live outside the U.S., you should first determine if there are any governmental regulations that would prohibit your participation in the Plan.

2.       How do I join the Plan?

         If your common shares are registered in your name, you may join the Plan by returning a completed enrollment form to the Administrator. If your common shares are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign the enrollment form.

         If your common shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the Plan, you should ask your broker, bank or trustee to register some or all of your common shares directly in your name. You can then join the Plan by returning a completed enrollment form to the Administrator. Alternatively, your common shares can be enrolled through your broker. Contact your broker directly to obtain details.

         If you are not an existing shareholder and wish to invest in our common shares under the Plan, you must return a completed enrollment form to the Administrator.

         Your Plan account will be composed of:

         o    common shares you hold in certificated form.

         o common shares held by the Administrator in book entry form on your behalf, which will include:

               o common shares you deposit with the Administrator for safekeeping (see Question 22 below);

               o    common shares purchased with your reinvested dividends; and

               o    voluntary cash investments.

3. What is the purpose of the Plan and what use will be made of the proceeds?

         The purpose of the Plan is to provide common shareholders with a convenient and economical method to automatically reinvest their cash dividends in our common shares. It also provides existing shareholders and interested new investors with a way to purchase common shares directly from us without paying any service fees, brokerage commissions or other charges. The Plan is intended to benefit long terms investors who want to increase their investment in our common shares. We intend to use the net proceeds from the sale of our common shares offered hereby for general corporate purposes.

4.       When can I join the Plan?

         You can join the Plan at any time. The Administrator will use reinvested dividends to purchase common shares on a quarterly basis. Purchases may be made over a number of days to meet the requirements of the Plan.

5.       What are the advantages of participation in the Plan?

         o You will not pay any service fees, brokerage commissions or other charges in connection with purchases of common shares under the Plan.

         o In addition to reinvestment of dividends, the Plan provides shareholders with the opportunity to invest additional funds in common shares through voluntary cash investments, subject to a minimum and maximum amount. Voluntary cash investments may be made occasionally or at regular intervals. Participants may make voluntary cash investments even if dividends on their common shares are not being reinvested.

         o The Plan also provides interested new investors the opportunity to become participants by making an initial cash purchase of our common shares, subject to a minimum and maximum amount.

         o Funds in the Plan are fully invested through the purchase of fractions of common shares, as well as full common shares. Proportionate cash dividends on fractions of common shares are used to purchase additional common shares.

          o A participant may make a gift, at any time and at a nominal cost to the participant, of all or a portion of the common shares held in the Plan in the name of the participant to a Plan account for another person by instructing the Administrator to transfer such shares and enclosing a check for the processing fee made payable to the Administrator.

          o The Plan offers a "share safekeeping" service under which you may deposit your common share certificates with the Administrator who will maintain your common shares on its records as part of its Plan accounts. You will not be charged a fee for this service.

6.       What are the disadvantages of participation in the Plan?

          o You will be treated for federal income tax purposes as having received a dividend on the dividend payment date. These dividends may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. For a discussion of this and other federal income tax consequences of enrolling in the Plan, see "The Plan - Tax Consequences" below.

          o You will not be able to control the specific timing of purchases and sales of common shares under the Plan, and thus will not be able to control the price of common shares purchased or sold on your behalf.

          o No interest will be paid by us or the Administrator on any cash amounts held in a Plan account, including dividends held pending investment and, where a participant has elected partial dividend reinvestment, the amount of any cash dividend being paid out to him or her.

          o A participant's investment in our common shares is no different than an investment in directly held shares. A participant bears the risk of loss and the benefit of gain from market price changes for all of his or her shares. NEITHER WE NOR THE ADMINISTRATOR CAN GUARANTEE THAT THE COMMON SHARES PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

7.       Do I have to invest all of my dividends under the Plan?

         No.  The Plan provides three investment options:

          o Full Dividend Reinvestment: The Administrator will apply cash dividends on all common shares held in your Plan account (that is, all shares held by you in certificated form and all shares held for you in book entry form by the Administrator; see Question 2 above) toward the purchase of additional common shares.


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


          o Partial Dividend Reinvestment: The Administrator will apply cash dividends on a specified number of common shares held by you in certificated form, and all cash dividends on common shares held for you in book entry form by the Administrator, toward the purchase of additional common shares.

          o Voluntary Cash Investment Only: You will continue to receive cash dividends on common shares held by you in certificated form in the usual manner. However, the Administrator will apply all cash dividends on your shares held in the Plan, together with any voluntary cash investments received from you, toward the purchase of additional common shares.

              Existing shareholders may select any one of these three options. New investors and shares purchased by existing investors as part of the Plan do not have this option; in each case, dividends will be reinvested on all Plan shares held in the Plan account, including dividends on common shares purchased with any voluntary cash investments, until a participant specifies otherwise by contacting the Administrator, or withdraws from the Plan altogether, or until the Plan terminates. If a participant would prefer to receive cash payments of dividends on the Plan shares rather than reinvest such dividends, those common shares must be withdrawn from the Plan by written notification to the Administrator. See "Withdrawals and Termination."

              If you do not indicate an investment option on the enrollment form, your account will automatically be enrolled in the "Full Dividend Reinvestment" option.

DIVIDEND REINVESTMENT

8. When will dividends be reinvested toward the purchase of additional common shares?

         The timing of purchases for the Plan will depend on whether we have decided to purchase newly issued common shares or to purchase common shares in the open market (or a combination of newly issued and open market shares). Newly issued shares will be purchased on the dividend payment date. Open market purchases will generally begin on the dividend payment date and continue for two to five business days (but up to 30 days) after the dividend payment date. The dividend reinvestment date will be one business day after the dividend payment date.

9.       How and when can I change the amount of dividends to be reinvested?

         You may change your dividend reinvestment instructions at any time by submitting a newly executed enrollment form to the Administrator or by writing to the Administrator. The Administrator must receive written instructions changing the number of common shares with respect to which it is authorized to reinvest dividends before the record date for payment of the dividend. The record date for the payment of dividends is usually approximately 10 days before the dividend payment date. We will publicly announce both the record date and the dividend payment date.


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


VOLUNTARY CASH INVESTMENTS

10.      How and when will voluntary cash investments be made?

         A voluntary cash investment may be made when a participant enrolls in the Plan, and thereafter, as long as the participant is enrolled in the Plan. A participant may purchase additional common shares by sending to the Administrator a check or money order in U.S. currency made payable to "American Stock Transfer & Trust Company/RAIT Investment Trust." Voluntary cash investments must be received by the Administrator no later than 12:00 (noon) Eastern time on the last trading day preceding the month in which the participant wishes to invest.

11.      What limitations apply to voluntary cash investments?

         Voluntary cash investments for existing shareholders may not be less than $100 or more than $10,000 in any calendar month. New investors are subject to a $250 monthly minimum, and a $10,000 monthly maximum. We reserve the right to refuse to accept any voluntary cash investment of more than $10,000 per month. For purposes of these limitations, all Plan accounts deemed by us to be under common control or management will be aggregated. Unless we grant prior permission to make a larger investment pursuant to a "Request for Waiver" we reserve the right to return to any participant amounts which exceed the maximum amounts. There is no obligation to make a voluntary cash investment and the amount of any voluntary cash investment may vary from month to month.

12.      How does a participant submit a Request for Waiver?

         Voluntary monthly cash investments in excess of $10,000 may only be made pursuant to a written Request for Waiver accepted in writing by us. A Request for Waiver must be received by us at our corporate address or via facsimile at (215-861-7920) no later than 12:00 p.m.
         (noon) Eastern time on the tenth trading day preceding the month in which such participant wishes to invest. Request for Waiver forms may be obtained by calling us at (215-861-7900). It is solely within our discretion as to whether we will grant approval for cash payments in excess of $10,000. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to, whether the Plan is acquiring newly issued or treasury shares directly from us or acquiring shares from third parties in the open market or in privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds, the purchase price likely to apply to any sale of common shares under the Plan, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan, the number of common shares held by such participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all participants. If such requests are submitted for any dividend reinvestment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine in our sole discretion to be appropriate.

         We anticipate that we will respond to each Request for Waiver by the close of business on the fifteenth trading day of the month. GOOD FUNDS ON ALL APPROVED REQUESTS FOR WAIVER MUST BE RECEIVED BY THE ADMINISTRATOR NOT LATER THAN 12:00 (NOON) EASTERN TIME ON THE LAST TRADING DAY PRECEDING THE MONTH IN WHICH THE PARTICIPANT WISHES TO INVEST IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE RELEVANT DIVIDEND REINVESTMENT DATE. A participant who has delivered a voluntary cash investment in excess of $10,000 to the Administrator may request the return of such voluntary cash investment at any time prior to the second trading day immediately preceding the commencement of the relevant dividend reinvestment date.

13. When will voluntary cash investments be invested toward the purchase of additional shares?

         The investment normally begins on the first trading day of the month and extends over a period of two to five trading days in the case of open market purchases. Newly issued common shares will be purchased from us on the first trading day of the month.


14.      Where should voluntary cash investments be mailed?

         Voluntary cash investments, made by check or money order, in United States currency, and payable to "American Stock Transfer & Trust Company/RAIT Investment Trust," may be mailed to:

                     American Stock Transfer & Trust Company
                           Attn: Dividend Reinvestment
                                  P.O. Box 922
                               Wall Street Station
                             New York, NY 10269-0560

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



15. What happens if a voluntary cash investment is received after the cut-off date for a particular month?

         The purchase of common shares as a result of voluntary cash investments received by the Administrator will normally begin on the first trading day of the month. Funds received after the last trading day preceding the month in which the participant wishes to invest will be invested the following month. No interest will be paid on funds being held for investment. Participants are, therefore, strongly urged to submit their voluntary cash investments so as to be received by the last trading day of the month. A participant may obtain a refund of the uninvested portion of any voluntary cash investment by written notice to the Administrator.

16.      How does a participant request a refund of a voluntary cash investment?

         A participant may obtain a refund of the uninvested portion of any voluntary cash investment upon written request to the Administrator provided that the request is received not later than four business days prior to the dividend reinvestment date.

PURCHASING COMMON SHARES THROUGH THE PLAN

17.      What is the source of common shares to be purchased under the Plan?

         Common shares used to meet the Plan's requirements will either be purchased in the open market by the Administrator or issued directly by us from unissued shares. We intend to use the proceeds from any newly issued shares for general business purposes.

18.      What is the price of common shares purchased under the Plan?

         o Shares purchased from RAIT: If the common shares are purchased from us, the price of those shares will be the average of the daily high and low sales prices of common shares on AMEX (or any other securities exchange on which the common shares are then traded) for the 3 business days preceding the date on which the shares are purchased.

         o Shares purchased in the open market: If common shares are purchased on the open market, the price of those shares will be the weighted average price of all shares purchased for the Plan over the period of days on which such purchases are made.

         Your account will be credited with the number of shares, including fractions calculated to at least three decimal places, equal to your total funds available for investment divided by the per share purchase price.

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




19.      What costs are associated with investments in the Plan?

         We will pay all costs of administration of the Plan. We will also pay all brokerage commissions incurred for open market purchases made by the Plan. (Your pro rata portion of these fees will be reported to you as taxable income. See "The Plan - Tax Consequences" below.)

SELLING COMMON SHARES THROUGH THE PLAN

20.      How can I sell my shares held in the Plan?

         You can sell any number of common shares held in your Plan account by notifying the Administrator. The written notification to the Administrator must include the number of shares that are to be sold. Any request that does not clearly indicate the number of shares to be sold will be returned to you with no action taken. Sales will be made by the Administrator at least weekly, but may be made more frequently if volume dictates. The sale price for shares sold will be the weighted average price of shares sold during that period. You will receive the proceeds of the sale, less a $15.00 transaction charge, a $.10 per share trading fee (charges and fees are subject to change) and any required tax withholdings.

         When selling common shares through the Plan, please use the tear-off stub attached to your dividend reinvestment statement. Additionally, you may utilize the Administrator's website at www.investpower.com, or their interactive voice response system (IVR).

         You can also choose to sell your shares through a stockbroker of your choice, in which case you should ask the Administrator to issue you a certificate for the shares you wish to sell.

         NEITHER YOU NOR WE WILL HAVE THE AUTHORITY OR POWER TO CONTROL THE TIMING OR PRICING OF COMMON SHARES SOLD OR THE SELECTION OF THE BROKER/DEALER MAKING THE SALE. THEREFORE, YOU WILL NOT BE ABLE TO PRECISELY TIME SALES AND WILL BEAR THE MARKET RISK ASSOCIATED WITH FLUCTUATIONS IN THE PRICE OF THE COMMON SHARES.

CUSTODIAL SERVICE AND SHARE SAFEKEEPING

21.      How does the custodial service work?

         All common shares that you buy under the Plan will be maintained in your Plan account for safekeeping in book entry form. You will receive a periodic statement detailing the status of your holdings. See "Plan Administration" below.

22.      How does the share safekeeping service work?

         You may use the Plan's share safekeeping service to deposit any common share certificates in your possession with the Administrator. You will not be charged a fee for this service. Common shares deposited will be transferred into the name of the Administrator or its nominee and credited to your account under the Plan.

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


         By using the Plan's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of share certificates. Also, because common shares deposited with the Administrator are treated in the same manner as common shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner. Dividends on all shares deposited for safekeeping will be reinvested in common shares.

         To use the safekeeping service, send your certificates to the Administrator, by registered, insured mail, with written instructions to deposit them in safekeeping to the Administrator. The certificates should not be endorsed and the assignment section should not be completed.

GIFTS OR TRANSFERS OF COMMON SHARES

23.      Can I transfer or give common shares held in the Plan?

         You can transfer or give common shares to anyone you choose by transferring shares from your account to the recipient. Transfers must be made in whole shares unless you transfer your entire account. Shares can be transferred to new or existing RAIT shareholders. You can make a transfer by sending a written request to the Administrator, together with an executed share assignment (stock power). In order to ensure that the individual signing the authorization papers or certificate(s) is in fact the registered owner, your signature must be guaranteed by a commercial bank or broker.

         All new accounts opened will automatically be enrolled as full dividend reinvestment accounts; the recipient may change the reinvestment election at his or her discretion.

ISSUANCE OF CERTIFICATES/PARTIAL WITHDRAWALS

24.      Will certificates be issued for common shares purchased?

         Certificates for common shares purchased by the Plan will not be issued unless a written request is made to the Administrator. This service protects against loss, theft or destruction of certificates.

25.      How do I request a certificate issuance?

         You may request a share certificate for any or all of the whole common shares held in your Plan account by contacting the Administrator in writing. Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check (less any applicable fees) for the value of the fractional share will be mailed to you. There is no charge for certificate issuances.

         Certificates will be issued in the name(s) in which the account is maintained, unless otherwise instructed in writing. If a certificate is to be issued in another name, you must provide the Administrator with signed written instructions (with signature(s) guaranteed by a commercial banker or broker).

         Issuance of a certificate for common shares constitutes a withdrawal of those common shares from your Plan account. If you selected the full dividend reinvestment option, dividends on those shares will not be reinvested under the Plan.

TERMINATIONS

26.      How do I terminate my Plan account?

         You may terminate your Plan account by so notifying the Administrator in writing. After receipt of a notice of termination, dividends with respect to the withdrawn common shares will be sent to you in the usual manner. You may re-enroll in the Plan at any time.

27.      When will a termination notice be effective?

         A termination notice will be effective upon receipt by the Administrator, providing the notice is received at least two business days prior to the record date for a dividend. If a termination notice is not timely received by the Administrator, your termination will be effective the day after the dividend payment date.

28.      How are shares distributed upon termination?

         You will receive a certificate for all whole common shares held in your Plan account. Alternatively, you may request in the termination notice that some or all of the common shares be sold. Any fractional shares will be converted to cash at a price equal to the then current market price at which common shares are sold in the open market on the date of that conversion.

TAX CONSEQUENCES

29. What are the U.S. federal income tax consequences of participation in the Plan?

         The following is a summary of the general U.S. federal income tax consequences for individuals participating in the Plan. This summary is not a comprehensive summary of all the U.S. federal income tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax adviser regarding the consequences of participation in the Plan, including state income tax consequences.

          o Reinvested Dividends and Plan Expenses: Cash distributions reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. In addition, your proportionate amount of brokerage commissions paid by us in connection with open market purchases of common shares will be treated as an additional distribution. You will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the IRS as dividend income. This statement will also report as taxable income any trading fees paid by us on your behalf for purchases of common shares. You should not be treated as receiving an additional taxable distribution relating to your pro rata share of those fees of the Administrator or other costs of administering the Plan that we pay. There is no assurance, however, that the IRS will concur with this position. We do not currently intend to seek formal advice from the IRS on this issue.

          o Transfer of Common Shares: You will not realize gain or loss for U.S. federal income tax purposes upon the transfer of common shares to the Plan or the withdrawal of those shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

          o Voluntary Cash Investment: With respect to common shares acquired by the Administrator in open-market transactions using a participant's voluntary cash investment, your proportionate amount of brokerage commissions paid by us in connection with such purchases will be treated as an additional distribution for tax reporting purposes. Accordingly, a participant's tax basis in his or her common shares acquired through voluntary cash payments under the Plan will generally be the total amount of the voluntary cash payments plus any distribution a participant is deemed to have received (as described above). A participant's holding period for common shares purchased under the Plan generally will begin on the day following the date on which common shares are credited to the participant's account. It is possible, however, that all or a portion of such deemed distribution should be treated as a tax-free return of capital or not treated as a taxable distribution. Participants are encouraged to consult with their own tax counsel in this regard.

          o Withholding: Distributions on and proceeds from the sale of any common shares held for the account of any participant who fails to provide certain federal income tax certifications in the manner required by law (such as taxpayer identification number) are subject to federal income tax withholding, currently at the rate of 31%. Certain shareholders (including most corporations) are exempt from the above withholding requirements, provided that certain certifications are made. A foreign shareholder whose distributions are subject to United States income tax withholding at the current 30% rate (or lower treaty rate) will have the appropriate amount withheld and the balance will be used to purchase additional shares.

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


PLAN ADMINISTRATION

30.      How will the Plan be administered?

         American Stock Transfer & Trust Company, our Administrator, or a successor selected by us, will administer the Plan, keep records, send statements of account to participants, answer questions and perform other duties related to the Plan.

31.      Whom should I contact for answers to questions regarding the Plan?

         All inquiries regarding the Plan should be sent to:

                     American Stock Transfer & Trust Company
                           Attn: Dividend Reinvestment
                                  P.O. Box 922
                               Wall Street Station
                             New York, NY 10269-0560
                            Telephone: 1-800-739-9997

32.      What kind of reports will I receive?

         A statement of account will be sent by the Administrator as soon as practicable after each purchase for your account. These statements should be retained to establish the cost basis for income tax and other purposes of shares purchased under the Plan. You will also receive prompt written confirmation of any sales you request the Administrator to make.

         In addition, you will receive all communications sent to our other shareholders, including any annual and quarterly reports to shareholders, proxy statements and dividend income information for tax reporting purposes.

33. What are the responsibilities of RAIT, the Administrator and you under the Plan?

         The Administrator has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor the Administrator (and any of our respective agents, employees, officers, directors, trustees or subcontractors) shall be liable for any act done in good faith or for any good faith omission to act. This includes any claim of liability as follows:

          o arising with respect to the prices or times at which common shares are purchased or sold for your Plan account; or

          o arising from any fluctuation in the market value after purchase or sale of shares; or

          o arising out of failure to terminate your account upon your death before receiving written notice of your death.

         We and the Administrator (and all of our respective agents, employees, officers, directors, trustees or subcontractors) will not have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. We specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. The foregoing does not represent a waiver of any rights you may have under applicable securities laws.

         NEITHER WE NOR THE ADMINISTRATOR CAN ASSURE YOU A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE COMMON SHARES YOU PURCHASE UNDER THE PLAN.

ADDITIONAL INFORMATION

34.      Can I pledge or assign common shares held in the Plan?

         Except for transfers described above, shares held in the Plan may not be pledged or assigned, and any purported pledge or assignment will be void. Accordingly, if you wish to pledge or assign common shares, you must request that a certificate for the shares be issued in your name. We will not issue certificates for fractional shares.

35. How will common shares held in the Plan be voted at shareholders' meetings?

         You will be sent proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. The proxy will be voted as indicated by you. If the proxy card is not returned or if it is returned unsigned, none of your shares will be voted.

36. What happens if you issue a common share dividend, declare a common share split or have a common share rights offering?

         Any dividends in common shares or split shares we distribute on common shares held in the Plan will be added to your account. Common share dividends or split shares distributed on common shares held outside the Plan will also be credited to your account, unless you instruct the Administrator otherwise.

         In the event of a rights offering, you will receive rights based upon the total number of whole common shares owned, that is, the total number of common shares standing in your name both in the Plan and outside the Plan.

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


37. What happens if reinvestment of my distributions would cause me or any other person to exceed the Ownership Limitation set forth in your Declaration of Trust, or would otherwise violate the Declaration of Trust?

         Our Declaration of Trust limits the actual and constructive ownership of common shares by any one person to 8.3% of the outstanding shares, with certain exceptions. To the extent any transfer of common shares or reinvestment of dividends elected by a shareholder would cause that shareholder or any other person to exceed the limitation or otherwise violate the Declaration of Trust, the transfer or reinvestment will be void. Instead, that shareholder will be entitled to receive cash distributions (without interest) in lieu of the reinvestment.

38.      May the Plan be changed or discontinued?

         We may amend, suspend or terminate the Plan at any time. You will receive notice of any such amendment, suspension or termination. You will be deemed to have accepted any such change to the Plan unless you terminate your Plan account. Any amendment to the Plan may include an appointment of a successor Administrator in place of the current Administrator under the terms and conditions set forth in the Plan. In such event, we are authorized to pay to that successor all dividends and distributions payable on common shares held by you under the Plan for application by the successor as provided in the Plan. Any change to the Plan will not have any retroactive effect that would prejudice the interests of the Plan participants.

         In addition, we reserve the right to terminate your participation in the Plan for any reason after written notice in advance mailed to the address appearing on the Administrator's records.

39. What happens to my common shares if the Plan is discontinued or my account is terminated?

         In the event the Plan is discontinued or your account is terminated, you will receive certificates for whole common shares held by you together with a check for the value of any fractional shares, based on the current market price at which the common shares are sold in the open market on the date of termination of the Plan.

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


40.      What happens if I die or become incompetent?

         Participation in the Plan will be immediately terminated if the Administrator receives written notice of your death or adjudicated incompetency, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next share purchase date. If the notification and supporting documentation are not received at least five business days before the next share purchase date, common shares will be purchased for you with the related cash dividend and, thereafter, participation in the Plan will terminate.

41.      What law governs the Plan?

         The terms and conditions of the Plan and its operation will be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to otherwise applicable principles of conflicts of law.

42.      How is the Plan to be interpreted?

         We will determine any question of interpretation arising under the Plan and any such determination will be final.



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



                                 USE OF PROCEEDS

         The net proceeds from the sale of the common shares offered pursuant to the Plan will be used for the general operations of the Company, including the origination or acquisition of loans or acquisition of real property interests.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, whose report is incorporated by such reference in this prospectus and given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain matters of Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of federal income tax matters in "Federal Income Tax Consequences of Our Status as a REIT" will be passed upon by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC which are not included in this prospectus. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 12(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Annual Report on Form 10-K, as amended, for the year ended December 31, 2000;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         o    Current Report on Form 8-K filed July 6, 2001; and

         o    The description of our common shares on Form 8-A/A.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              RAIT Investment Trust
                            ATTN: Ellen J. DiStefano,
                   Vice President and Chief Financial Officer
                               1818 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 861-7900

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         The statements that we make in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document which is filed as an exhibit to the registration statement. You can obtain copies of these documents from the SEC or from us, as described above.

No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized representation or information. This prospectus is an offer to sell only the common shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of their respective dates.
================================================================================

                                TABLE OF CONTENTS

                                                         Page
                                                         ----
                                                                                                        RAIT
Our Company ........................................      5                                        INVESTMENT TRUST

Risk Factors .......................................      8

Description of Shares of
     Beneficial Interest ...........................     19
                                                                                               DIVIDEND REINVESTMENT AND
Certain Provisions of Maryland                                                                   SHARE PURCHASE PLAN
     Law and of the Declaration
     of Trust and Bylaws ...........................     22

Federal Income Tax Consequences
     of Our Status as a REIT .......................     26                                   --------------------------

Summary of the Plan ................................     47                                           PROSPECTUS

The Plan ...........................................     49                                   --------------------------

Use of Proceeds ....................................     64

Experts ............................................     64

Legal Matters ......................................     64

Where You Can Find More Information ................     65
                                                                                                   September 13, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

          All of the expenses set forth below, except the SEC registration fee, are estimated.

          SEC registration fee                                $ 2,471

          Printing and engraving expenses                      10,000

          Accounting fees and expenses                          5,000

          Legal fees and expenses                              30,000

          Administrator fees                                    5,000

          Miscellaneous                                         5,000


                  Total                                       $57,471

------------
All of the above fees are estimated, except the SEC registration fee.

ITEM 15.  Indemnification of Trustees and Officers

         Maryland law permits a Maryland REIT to include in its trust agreement a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of RAIT Investment Trust ("RAIT") contains such a provision, which eliminates such liability to the maximum extent permitted by Maryland law.

         The Declaration of Trust of RAIT authorizes RAIT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(1) any present or former trustee or officer or (2) any individual who, while a trustee of RAIT and at the request of RAIT, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of RAIT. RAIT's Declaration of Trust permits RAIT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a trustee of RAIT, and at the request of RAIT, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

         Maryland law permits a Maryland REIT to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the trustee or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law requires a Maryland REIT, as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by RAIT, and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by RAIT if it shall ultimately be determined that the standard of conduct was not met.

         In addition, RAIT has entered into Indemnity Agreements with its officers and trustees.

ITEM 16.  Exhibits

          (a)     Exhibits

     Exhibit
     Number     Description of Document
     -------    -----------------------

       *4.1  -- Amended and Restated Declaration of Trust.
      **4.2  -- Articles of Amendment of Amended and Restated Declaration of
                Trust.
     ***4.3  -- Articles of Amendment of Amended and Restated Declaration of
                Trust.
       *4.4  -- Bylaws, as amended.
       *4.5  -- Form of specimen certificate representing common shares
        5    -- Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding validity of securities being registered (including consent)
        8    -- Opinion of Ledgewood Law Firm, P.C. regarding tax matters
                (including consent) 23.1 -- Consent of Grant Thornton LLP
        23.1 -- Consent of Grant Thornton LLP
        23.2 -- Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                Exhibit 5)
        23.3 -- Consent of Ledgewood Law Firm, P.C. (included in Exhibit 8)
        24   -- Power of Attorney (included on signature page)
        99   -- Enrollment Form

--------------------------------------------------------------------------------

      *Incorporated herein by reference to RAIT Investment Trust's Registration
          Statement on Form S-11 (File No. 333-35077), as amended.

     **Incorporated herein by reference to RAIT Investment Trust's Registration
          Statement on Form S-11 (File No. 333-53067), as amended.

     ***Incorporated herein by reference to RAIT Investment Trust's Registration
          Statement on Form S-2 (file No. 333-55518), as amended.

ITEM 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 13th day of September, 2001

                                  RESOURCE ASSET INVESTMENT TRUST


                                  By: /s/ Betsy Z. Cohen
                                      ------------------------------------------
                                          Betsy Z. Cohen
                                          Chairman of the Board and
                                          Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Betsy Z. Cohen, Scott F. Schaeffer and Ellen J. DiStefano, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Betsy Z. Cohen             Chairman, Chief Executive      September 13, 2001
----------------------------   Officer and Trustee
Betsy Z. Cohen                 (Principal Executive Officer)


/s/ Scott F. Schaeffer         President and Chief Operating  September 13, 2001
----------------------------   Officer
Scott F. Schaeffer


/s/ Ellen J. DiStefano         Vice President, Chief          September 13, 2001
----------------------------   Financial Office and
Ellen J. DiStefano             Assistant Secretary


/s/ Jonathan Z. Cohen          Secretary and Trustee          September 13, 2001
----------------------------
Jonathan Z. Cohen


/s/ Joel R. Mesznik            Trustee                        September 13, 2001
----------------------------
Joel R. Mesznik


/s/ Daniel Promislo            Trustee                        September 13, 2001
----------------------------
Daniel Promislo


/s/ S. Peter Albert            Trustee                        September 13, 2001
----------------------------
S. Peter Albert


/s/ Edward Brown               Trustee                        September 13, 2001
----------------------------
Edward Brown

                                 EXHIBIT INDEX

     Exhibit
     Number     Description of Document
     -------    -----------------------

       *4.1  -- Amended and Restated Declaration of Trust.
      **4.2  -- Articles of Amendment of Amended and Restated Declaration of
                Trust.
     ***4.3  -- Articles of Amendment of Amended and Restated Declaration of
                Trust.
       *4.4  -- Bylaws, as amended.
       *4.5  -- Form of specimen certificate representing common shares
        5    -- Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding validity of securities being registered (including consent)
        8    -- Opinion of Ledgewood Law Firm, P.C. regarding tax matters
                (including consent) 23.1 -- Consent of Grant Thornton LLP
        23.1 -- Consent of Grant Thornton LLP
        23.2 -- Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                Exhibit 5)
        23.3 -- Consent of Ledgewood Law Firm, P.C. (included in Exhibit 8)
        24   -- Power of Attorney (included on signature page)
        99   -- Enrollment Form

--------------------------------------------------------------------------------

      *Incorporated herein by reference to RAIT Investment Trust's Registration
          Statement on Form S-11 (File No. 333-35077), as amended.

     **Incorporated herein by reference to RAIT Investment Trust's Registration
          Statement on Form S-11 (File No. 333-53067), as amended.

     ***Incorporated herein by reference to RAIT Investment Trust's Registration
          Statement on Form S-2 (file No. 333-55518), as amended.